Spitzer & Feldman P.C.
                                 405 Park Avenue
                               New York, NY 10022


                                                                   July 28, 1999

VIA EDGAR

Mr. Briccio B. Barrientos
Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re: THE CANCER RESEARCH INVESTMENT FUND, the initial series of KINETICS MUTUAL FUNDS, INC., (formerly The Medical Fund and the Cure for Cancer, Inc.) Pre- Effective Amendment No. 2 to the Registration Statement (Reg. No. 333-78275 and ICA No. 811-09303) on Form N-1A

Dear Mr. Barrientos:

         On behalf of The Cancer Research Investment Fund, the initial series of Kinetics Mutual Funds, Inc., (the "Company")(formerly The Medical Fund and the Cure for Cancer, Inc.), transmitted herewith is a copy of Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A, including exhibits, for filing under the Securities Act of 1933 and the Investment Company Act of 1940. Please be advised that the Company has filed an amendment to its Articles of Incorporation dated July 28, 1999 with the Secretary of the State of Maryland for the purpose of changing the name of the Company from The Medical Fund and Cure for Cancer, Inc. to Kinetics Mutual Funds, Inc.

         Also be advised that, effective July 19, 1999, the Company has appointed Spitzer & Feldman P.C. to serve as its legal counsel. Spitzer & Feldman P.C. has attempted to respond to your comments on behalf of the Company to the extent of our knowledge and in as timely a manner as practicable in view of our recent appointment.

         The purpose for this filing is to respond to the comments in your letter dated June 14, 1999 to the Registration Statement and Pre-Effective Amendment No. 1 filed April 22, 1999 and May 12, 1999, respectively, for the Company and to make certain non-material changes to the Prospectus and Statement of Additional Information ("SAI"). Marked copies of the Prospectus and SAI indicating all changes made since the May 12, 1999 filing date have been forwarded to you via overnight mail and are provided as part of this filing.

         The following comprises the Company's responses to your comments mentioned above:

GENERAL

Fund Name

1. Comment: Please explain why the name of the Fund may not be deceptive or misleading. See Section 35(d) of the Investment Company Act of 1940

     Response: We have responded to this comment by changing the name of the Fund and by providing additional details regarding the types of companies engaged in cancer treatment and research activities in which the Fund will invest.

Cover Letter

2. Comment: Please include a cover letter with all filings. See IV.A.3. of Letter to Registrant from Carolyn B. Lewis and Barry D. Miller, Assistant Directors, February 15, 1996.

     Response: We have responded to this comment by agreeing to include a cover letter with all future filings.


Table of Contents

3. Comment: Material immediately following the Table of Contents and preceding the Risk/Return Summary does not conform to the content in the Risk/Return Summary and duplicates information on the back cover. Please delete this material.

     Response: We have responded to this comment by deleting the material underneath the Table of Contents.


INVESTMENT OBJECTIVES, STRATEGIES AND RISKS

Fund Summary

4.   Comment: Please rename this section "Risk/Return Summary."

     Response: We have responded to this comment by renaming the section "Risk/Return Summary."


Investment Objectives

5. Comment: The term "Medical Fund" has not been previously defined. Please define or use another term that is defined or whose meaning is obvious.

     Response: We have responded to this comment by defining the name of the Fund as the "Fund" after first using its name.


6. Comment: Besides the first and last sentences, the remainder of this section consists of strategies rather than objectives. Please move such disclosure to the "Investment Strategies" section.

     Response: We have responded to this comment by moving the disclosure from the "Investment Objective" section to the "Investment Strategies" section.


7. Comment: Please explain the meaning of the term "fields". You may consider using the term "industries" instead, which mutual fund disclosure more commonly uses or "in companies engaged in cancer research and treatment."

     Response: We have responded to this comment by using the term "industries" instead of "fields." We have also adopted the following language as part of the investment strategy: "by investing in companies engaged in researching and developing a cure for cancer."

8. Comment: Please define how a company can be considered to be engaged in cancer treatment and research, and medical and pharmaceutical research. You may wish to look at II.A. of Letter to Registrant from Carolyn B. Lewis, Assistant Director, February 22, 1993. Although the letter refers to how a company can be considered to be from a particular foreign country, the staff has used this definition to determine whether a company is in a particular industry.

     Response: We have revised the sections entitled Investment Objective and Strategies to more clearly state the criteria to be used by the Adviser in identifying companies engaged in cancer treatment, research and development.


9. Comment: Please explain the meaning of the phrase "but not limiting interest."

     Response: We have responded to this comment by deleting the language "but not limiting interest."


Principal Investment Strategies

10. Comment: The disclosure in this section explains why the adviser believes medical, pharmaceutical and research companies may be good investments, but does not constitute a strategy. Please remove this disclosure out of this section.

     Response: We have responded to this comment by removing the disclosure from the "Principal Investment Strategies" section and adding new language which more adequately discloses the investment strategies to be utilized by the Adviser.


11. Comment: Explain in general terms how the adviser decides which securities to buy and sell. See Item 4(b)(2) to Form N-1A.

     Response: We have responded to this comment by generally explaining how the adviser selects which securities to buy and sell for the Fund's portfolio.


12. Comment: Please disclose the size of companies the Fund will generally invest in.

     Response: We have responded to this comment by indicating that the Fund can invest in any size company (i.e., small, medium or large). We have added risk disclosure for investing in small and medium sized companies.


13. Comment: Please disclose generally where and how the securities of the companies the Fund invests in will trade.

     Response: We have revised the disclosure under Investment Strategies and Main Risks to include reference to trading of securities of U.S. companies listed on any U.S. exchange and limiting the Fund's investment in foreign securities to American Depositary Receipts and International Depositary Receipts.


14. Comment: If the Fund invests in foreign securities as a principal strategy, please disclose this fact along with the types of such securities (i.e., ADR's, securities traded on foreign stock exchanges, etc.)

     Response: We have responded to this comment by expressly stating that the Fund can invest in ADRs and IDRs. We have also added risk disclosure regarding trading in foreign securities in the sections entitled "Main Risks" and "Valuation of Fund Shares."


Principal Risks of Investing in the Fund

15. Comment: If the Fund invests in small companies as a principal strategy, please disclose the risks of investing in small companies.

     Response: We have responded to this comment by stating that the Fund can invest in small companies and we have added disclosure regarding the risks of investing in small companies.

16. Comment: If the Fund invests in foreign securities as a principal strategy, please disclose the risks of investing in foreign securities.

     Response: We have responded to this comment by stating that the Fund can invest in foreign securities and we have disclosed the risks of investing in foreign companies.


Temporary Defensive Investments

17. Comment: Please disclose the kind of U.S. Government securities in which the Fund may invest.

     Response: We have responded to this comment by stating that the Fund can invest in U.S. Treasury obligations.


Year 2000 Issue

18. Comment: Foreign issuers and foreign governments may not have computers ready for the year 2000. To the extent the Fund will invest in foreign issuers, please consider disclosing how this may impact the Fund's net asset value, total return, and yield.

     Response: We have responded to this comment by disclosing that the year 2000 problem could adversely affect foreign companies and economies to a greater extent than domestic companies, which could, in turn, have an adverse effect on the Fund's net asset value and total return.


BAR CHART AND PERFORMANCE TABLE

19. Comment: Since the Fund currently has no performance, please limit disclosure to a narrative explanation of why the bar chart and the performance table are not included.

     Response: We have responded to this comment by limiting the performance disclosure to the following narrative: "To date, there is no prior performance for this Fund."


FEE TABLE

Example

20. Comment: The Example should assume an investment of $10,000. See Item 3 to Form N-1A.

     Response: We have responded to this comment by assuming an investment amount of $10,000 pursuant to Item 3 to Form N-1A.


MANAGEMENT OF THE FUND

Investment Adviser

21. Comment: Please identify the national laboratory where Mr. Abel has been employed since 1989.

     Response: We have responded to this comment by stating that Mr. Abel was employed at Brookhaven National Laboratory since 1989.


22. Comment: Please disclose the positions held by Mr. Doyle at Horizon Asset Management. If research analyst and portfolio manager constitute all positions held, please disclose this explicitly. If other positions were held at Horizon, disclose those as well.

     Response: The disclosure relating to the positions held by Peter B. Doyle at Horizon Asset Management has been revised to accurately set forth the information requested.

23. Comment: Please disclose if Peter Doyle, James G. Doyle and Margaret B. Doyle are related.

     Response: We have responded to this comment by deleting any reference to James G. Doyle and Margaret B. Doyle because they are not officers of Kinetics Asset Management, Inc.


DISTRIBUTION OF SHARES

24. Comment: The Fund should value securities at fair market value in good faith in accordance with procedures approved by the Board of Trustees. Current disclosure gives the impression that Board-approved procedures don't determine fair market value.

     Response: We have responded to this comment by stating under "Valuation of Shares" the following: "If market quotations are not readily available, securities will be valued at their fair market value as determined in good faith in accordance with procedures approved by the Board of Directors."


FINANCIAL HIGHLIGHTS

25. Comment: Since the Fund currently has no history, please limit disclosure to a narrative explanation of why the financial highlights are not included.

     Response: We have responded to this comment by limiting the disclosure to the following narrative: Because the Fund has not yet commenced investment operations, to date, there are no financial highlights to report.


BACK COVER

26.  Comment: Please disclose the Fund's Investment Company Act File Number. See
     Item 1(b)(4) of Form N-1A.

     Response: We have responded to this comment by disclosing the Fund's Investment Company Act File Number on the back cover pursuant to Item 1(b)(4) of Form N-1A.


         Please telephone the undersigned at (212) 888-6680 with any questions you may have or for any further information you may desire.

                                                       Very truly yours,


                                                       /s/ Lawrence Y. Vincent
                                                       Lawrence Y. Vincent, Esq.

Enclosure
cc:      Kinetics Mutual Funds, Inc.
         Firstar Mutual Fund Services, LLC